EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES RESULTS FOR SECOND QUARTER 2007

Second quarter and year-to-date revenues improve 7 percent and 9 percent, respectively
Second quarter and year-to-date earnings total $0.06 and $0.10 per diluted share, respectively

ALPHARETTA, GA, August 9, 2007 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the second quarter and six month period ended June 30, 2007.  Highlights include:

▪	Second quarter 2007 revenues increased by 6.8 percent over the second quarter of 2006, led by 17 percent growth in domestic branded revenues and 5 percent improvement in international revenues;
▪
Year-to-date revenues in 2007 reached $75.7 million, an 8.5 percent improvement over the first six months of 2006, as a result of a 14.6 percent improvement in domestic branded revenues and a 12.4 percent improvement in international revenues;

▪
Gross margin for the second quarter and first six months of 2007 increased to 42.5 percent and 42.1 percent, respectively, versus 39.0 percent for the second quarter of 2006 and 39.7 percent for the first six months of 2006;

▪
Income from operations for the second quarter and first six months of 2007 was $3.4 million and $6.1 million, respectively, versus $3.1 million for the second quarter of 2006 and $6.4 million for the first six months of 2006;

▪	Operating income margin for the second quarter and first six months of 2007 was 8.9 percent and 8.0 percent, respectively;
▪	Earnings per diluted share for the second quarter and first six months was $0.06 and $0.10, respectively;
▪	At June 30, 2007, cash balances exceeded $17 million.

Second Quarter and First Six Month Results

Net revenues for the second quarter of 2007 totaled $38.5 million, versus $36.1 million in the second quarter of 2006, bringing net revenues for the first six months of 2007 to $75.7 million, an 8.5 percent improvement over the first six months of 2006.  The Company’s reported earnings for the second quarter and first six months of 2007 were $2.5 million, or $0.06 per diluted share, and $4.6 million, or $0.10 per diluted share, respectively, as compared to $2.2 million, or $0.05 per diluted share, for the second quarter of 2006 and $4.4 million, or $0.10 per diluted share, for the first six months of 2006.

“Strong performance in our higher-margin core equipment draping revenues and our specialty product revenues resulted in total domestic branded revenue growth of more than 17 percent for the second quarter and approximately 15 percent for first six months of 2007,” commented Dan R. Lee, the Company’s President and CEO.  “Our domestic branded revenue growth and the strengthening mix of branded product sales were key factors in the improvements realized in our gross margin performance this quarter and through the first six months of 2007.  We are very pleased with this performance and believe our sales force is now optimally-sized to generate sustainable, above-market domestic branded sales growth.”

Mr. Lee stated, “Our quarter-over-quarter international revenues increased by more than 5 percent and our year-to-date revenues have increased by more than 12 percent.  While a large portion of our year-to-date growth in international revenues is attributable to revenues from our fourth quarter 2006 Europlak and Eurobiopsy acquisitions, we also realized positive organic growth in our other international markets during the first six months of the year.  With a strong international foundation in place, developments for the future of our international business continue to be promising, and we are excited about our marketing and commercialization plans throughout Europe, South America, the Pacific Rim and Asia.

Mr. Lee continued, “Our announcement earlier this week about the signing of the merger agreement with Ecolab Inc. is a very exciting moment in our Company’s history.  The proposed combination of Microtek Medical and Ecolab represents a significant premium over the historical trading prices of our shares and provides a very dynamic force in infection control and infection prevention.  Together, Microtek Medical’s proven healthcare brand and expertise in barrier technology and Ecolab’s world-recognized reputation for excellence in cleaning and sanitizing products and services will continue to provide innovative solutions to our healthcare partners.”

The Company reiterated its guidance for the full year of 2007 which includes revenues for 2007 in the range of $155 million to $160 million and earnings for 2007 in the range of $0.20 to $0.22 per diluted share.

Mr. Lee concluded, “As we work during the coming weeks to complete the necessary steps to combine two public companies, we are committed to the continued execution of our stated plan for 2007, including improving revenues in each of our business channels, continuing our global expansion of our core and newly acquired products, and improving the overall profitability of our worldwide operations.”

Conference Call:  The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Thursday, August 9, 2007.  This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical.  International callers dial 1-201-689-8049.  Callers should dial in approximately 10 minutes before the call begins.  To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.  A replay of this conference call will not be available.

Important Information

The proxy statement that the Company plans to file with the Securities and Exchange Commission and mail to its shareholders will contain information about the Company, the proposed merger with Ecolab and related matters.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.  In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission’s website (www.sec.gov) or, without charge, from the Company at www.microtekmed.com.  This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company.

The Company and its directors and officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction.  Information regarding the Company’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K previously filed with the SEC, and the proxy statement relating to the proposed transaction, when it becomes available.

Actual Results Could Differ From Forward-Looking Statements:  This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, the Company’s belief that its domestic branded sales force is optimally-sized and able to generate sustainable, above-market domestic branded sales growth; the Company’s belief that its international infrastructure is in place; the Company’s ability to successfully expand the marketing and commercialization of its products throughout Europe, South America, the Pacific Rim and Asia; the Company’s statements regarding the completion and benefits of the proposed merger of Microtek and Ecolab Inc.; the Company’s ability to execute its business plan for 2007 to deliver improved revenues in each of its business channels, continued global expansion of its core and newly acquired products and improved overall profitability of its worldwide operations; and the Company’s guidance for revenues and earnings for the full year of 2007.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations                                                                InvestorRelations@microtekmed.com

–Tables Follow –

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights

	Three months ended		Six months ended
(in thousands, except for per share data)	June 30		June 30
	2007	2006	2007	2006
Net revenues	$38,505	$36,058	$75,681	$69,741
Gross profit	16,369	14,072	31,861	27,710
Operating expenses:
Selling, general and administrative	12,241	10,585	24,358	20,542
Research and development	347	145	739	289
Amortization of intangibles	372	254	679	468
Total operating expenses	12,960	10,984	25,776	21,299

Income from operations	3,409	3,088	6,085	6,411
Interest income, net	67	95	162	178
Other income, net	209	90	336	123
Income before income taxes	3,685	3,273	6,583	6,712

Income tax expense	1,181	1,118	1,993	2,307
Net income	$2,504	$2,155	$4,590	$4,405

Net income per share - basic	$0.06	$0.05	$0.11	$0.10
Net income per share - diluted	$0.06	$0.05	$0.10	$0.10

Weighted average shares outstanding - basic	43,455	43,639	43,427	43,656
Weighted average shares outstanding - diluted	44,820	44,668	44,754	44,647

Balance Sheet Data:	June 30	December 31
	2007	2006
Cash and cash equivalents	$17,181	$17,059
Other current assets	68,879	60,747
Total current assets	86,060	77,806
Total assets	$161,077	$156,166

Current liabilities	$18,974	$18,933
Long-term debt	670	721
Other liabilities	3,703	4,276
Total liabilities	23,347	23,930
Shareholders' equity	137,730	132,236
Total liabilities and shareholders' equity	$161,077	$156,166